CONTACT GOLD ANNOUNCES CORPORATE REORGANIZATION TO REDOMICILE TO CANADA

Vancouver, B.C. (April 21, 2021) - Contact Gold Corp. (the "Company" or "Contact Gold") (TSXV: C; OTCQB: CGOL) is pleased to announce that it is has commenced a process to redomicile as a British Columbia corporation, which is expected, among other things, to significantly reduce the Company's regulatory compliance costs, enhance its ability to access the capital markets and increase the number of potential investors.  Completion of the redomicile to British Columbia is also expected to reduce certain U.S. resale restrictions on common shares previously issued by the Company in private placement transactions.

"A successful redomicile into Canada is a significant step in a process we've been working on to simplify the Company's corporate structure.  We believe this development will further position Contact Gold as a high-quality exploration company focused on Nevada." stated Matt Lennox-King, CEO of Contact Gold. "Many of the Company's competitors are incorporated in Canada and qualify as foreign private issuers giving them a competitive advantage due to lower costs and administration, and shorter timelines related to raising capital.  As a company that will be corporately comparable to peers, with two high-quality advanced exploration projects, we look forward to drilling and making discoveries in 2021."

Following the Repatriation Transaction (as defined below), the Contact Gold common shares will continue to be listed for trading on the TSXV and OTCQB.  Shareholders and warrant holders should take note as there are steps they must complete.

Transaction overview

The process to redomicile back to Canada will be achieved by (a) completing a plan of conversion from the State of Nevada to continue into the Province of British Columbia (the "Continuance"), and (b) immediately thereafter completing a plan of arrangement under the laws of British Columbia (the "Arrangement" and together with the Continuance, the "Repatriation Transaction").

In order to complete the Repatriation Transaction, the Company has entered into a definitive arrangement agreement (the "Arrangement Agreement") with one of its wholly-owned subsidiaries, a British Columbia corporation ("BC Co") pursuant to which, and subject to the terms and conditions of the Arrangement Agreement and the plan of arrangement, Contact Gold and BC Co will complete a vertical amalgamation.

Approval of the Repatriation Transaction is subject to shareholder approval.  Accordingly, at the Company's upcoming Annual and Special Meeting of Shareholders (the "AGM"), shareholders of the Company will be asked to vote on the Continuance and on the Arrangement.  The Arrangement Agreement has been unanimously approved by the board of directors of the Company, and the board recommends that shareholders vote in favour of the Repatriation Transaction. All senior officers, directors and certain shareholders of the Company (including Waterton) have entered into voting and support agreements in favour of the Repatriation Transaction.

Completion of the Arrangement is also subject to approval by the Supreme Court of British Columbia, and receipt of applicable regulatory, and third-party approvals and consents as may be required to effect and complete the transaction, including approval of the TSX Venture Exchange (the "TSXV").

Assuming that all requisite approvals are received, the Company expects to close the proposed Repatriation Transaction shortly after the date of the Meeting.

The Meeting and Meeting Materials

The Company plans to file its Management Information Circular (the "Information Circular") and related proxy materials on SEDAR and EDGAR in advance of the AGM to be held on Tuesday, May 25, 2021 at 2:00 PM (Vancouver Time).

Important Procedure for Holders of Common Shares and Warrants

A "Letter of Transmittal" will be mailed to each person who was a Registered Shareholder on April 20, 2021 (the "Record Date"). A Letter of Transmittal will also be mailed to each Registered Warrantholder.

Each person who is a Registered Shareholder or Registered Warrantholder prior to the Repatriation Transaction taking effect MUST forward the properly completed and signed Letter of Transmittal, along with the accompanying Common Share certificate(s) and/or Warrant certificate(s) as in instructed in the relevant Letter of Transmittal in order to receive replacement securities of Contact Gold. Registered Warrantholders MUST also return the relevant U.S. tax forms attached thereto in order to comply with U.S. federal income tax provisions, including those related to withholding taxes. If the relevant tax forms are not submitted by each U.S. and non-U.S. Warrantholder, withholding taxes will apply to the holder and the Company will be required to deposit 15% of the fair market value of such securities with the U.S. Internal Revenue Services following the closing of the Repatriation Transaction.

It is recommended that Registered Shareholders complete, sign and return the Letter of Transmittal, along with the accompanying common share certificate(s), to Computershare Investor Services Inc. as the depositary, as soon as possible.

In order to receive shares of Contact Gold (the repatriated B.C. company) to which a Registered Shareholder (other than any Dissenting Shareholder) is entitled if the Arrangement is completed, a Registered Shareholder must complete, sign, date and return the Letter of Transmittal in accordance with the instructions set out therein and in the Information Circular.

Shareholders whose Common Shares are registered in the name of a nominee (bank, trust company, securities broker or other nominee) should contact that nominee for assistance in depositing their Common Shares.

It is mandatory that Registered Warrantholders complete, sign and return the warrant Letter of Transmittal, along with the accompanying warrants certificate(s), and relevant U.S. tax forms as indicated in the Information Circular and relevant Letter of Transmittal, as soon as possible.

At the AGM, the Continuance will require the approval of at least 50.1% of all the issued and outstanding shares of common stock of Contact Gold, and the Arrangement will require approval by at least 66⅔% of the votes cast by Contact Gold shareholders present in person or represented by proxy and entitled to vote at the AGM.

About Contact Gold

Contact Gold is currently a Nevada-incorporated entity.  The Company is focused on advancing the Green Springs and Pony Creek gold projects in Nevada, both of which host extensive and robust Carlin Type gold systems.

Green Springs is located near the southern end of the Cortez Trend of Carlin-type gold deposits in Nevada, east of Fiore Gold's Pan Mine and Gold Rock Project, and south of Waterton's Mount Hamilton deposit. The Green Springs property is 18.5 km2, encompassing 3 shallow past-producing open pits and numerous targets that were not mined.

Pony Creek is strategically located immediately south of Gold Standard Ventures' Railroad-Pinion Project, on the Southern Carlin Trend, and totals 81.7 km2 underpinned by a Carlin-type system with historic gold resources.

Additional information about the Company is available at www.contactgold.com.

For more information, please contact (604) 449-3361 for either:

Matthew Lennox-King, President & Chief Executive Officer mlk@contactgold.com

John Wenger, Chief Financial Officer wenger@contactgold.com

Cautionary Note Regarding Forward-Looking Information

This news release contains "forward-looking information" and "forward-looking statements" (collectively, "forward-looking statements") within the meaning of the applicable Canadian securities legislation. All statements, other than statements of historical fact, are forward-looking statements and are based on expectations, estimates and projections as at the date of this news release. Any statement that involves discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, future events or performance (often but not always using phrases such as "expects", or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans", "budget", "scheduled", "forecasts", "estimates", "believes" or "intends" or variations of such words and phrases or stating that certain actions, events or results "may" or "could", "would", "might" or "will" be taken to occur or be achieved) are not statements of historical fact and may be forward-looking statements. In this news release, forward-looking statements relate, among other things, to the anticipated completion of the Repatriation Transaction, the, associated receipt of all requisite corporate, shareholder, court and applicable regulatory approvals, including approval of the TSXV and timing therefor.

These forward-looking statements are based on reasonable assumptions and estimates of management of the Company at the time such statements were made. Actual future results may differ materially as forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to materially differ from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors, among other things, include: failure to obtain the requisite corporate, shareholder, court and applicable regulatory approvals, impacts arising from the global disruption caused by the Covid-19 coronavirus outbreak; fluctuations in general macroeconomic conditions; fluctuations in securities markets; fluctuations in spot and forward prices of gold, silver, base metals or certain other commodities; fluctuations in currency markets (such as the Canadian dollar to United States dollar exchange rate); change in national and local government, legislation, taxation, controls, regulations and political or economic developments; risks and hazards associated with the business of mineral exploration, development and mining (including environmental hazards, industrial accidents, unusual or unexpected formations pressures, cave-ins and flooding); inability to obtain adequate insurance to cover risks and hazards; the presence of laws and regulations that may impose restrictions on mining; employee relations; relationships with and claims by local communities and indigenous populations; availability of increasing costs associated with mining inputs and labour; the speculative nature of mineral exploration and development (including the risks of obtaining necessary licenses, permits and approvals from government authorities); and title to properties. Although the forward-looking statements contained in this news release are based upon what management of the Company believes, or believed at the time, to be reasonable assumptions, the Company cannot assure shareholders that actual results will be consistent with such forward-looking statements, as there may be other factors that cause results not to be as anticipated, estimated or intended. Readers should not place undue reliance on the forward-looking statements and information contained in this news release. The Company assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

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Neither the TSXV nor its Regulation Services Provider (as that term is defined in the policies of the TSXV) accepts responsibility for the adequacy of this release. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

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